ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(b)     Sterion Incorporated Pro Forma Financial Information

(i)

Unaudited pro forma combined balance sheet as of June 30, 2004, and the unaudited pro forma combined statements of operations for the nine months ended June 30, 2004 and the year ended September 30, 2003 giving pro forma effect to the purchase of Burger Time Corporation as if the acquisition had occurred on June 30, 2004 related to the pro forma balance sheet and October 1, 2002 for the pro forma statements of operations.

(ii)

Notes to unaudited pro forma combined financial information as of and for June 30, 2004.

Exhibit (b)(i)

STERION INCORPORATED

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 1, 2004, Sterion Incorporated (the “Company” or “Sterion”) completed the purchase, through its newly-created, wholly-owned subsidiary, Burger Time Acquisition Corporation, a Minnesota corporation (“BTAC”), of substantially all of the assets and certain liabilities of Burger Time Corporation (“Burger Time”) relating to Burger Time’s fast food restaurant business operated under the same name.

The unaudited pro forma balance sheet set forth below gives effect to the purchase as if it had been consummated on June 30, 2004 and the unaudited pro forma statements of operations set forth below gives effect to the purchase as if it had been consummated on October 1, 2002.  The pro forma adjustments reflecting the consummation of the purchase are based upon the purchase method of accounting and upon the assumptions set forth in the notes hereto. This pro forma information should be read in conjunction with the audited and unaudited financial statements and notes thereto of the Burger Time Corporation that are included in this document.

The unaudited pro forma financial information is presented in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X.

Certain costs and expenses presented in these financial statements have been allocated based on management’s estimates of the cost of services provided to Burger Time.  Management uses different methodologies to allocate the costs to Burger Time, such as percentage of revenues, headcount, work volume, and floor space.  The methodology is chosen by management based on specific situation and these methods are consistently applied each year, where appropriate.  Management believes these allocations are based on assumptions that are reasonable under the circumstances.

The historical operating results may not be indicative of the future results of Burger Time should it be operated as a stand alone entity.  The pro forma adjustments do not reflect any operating efficiencies and cost savings which may be achievable with respect to the combined companies. In addition, the pro forma adjustments do not reflect any operating inefficiencies or extra expenses which might occur with respect to the combined companies.

These pro forma financial statements do not purport to present results, which would actually have been obtained if the transaction had been in effect during the period covered, or any future results which may in fact be realized.

The following information is not necessarily indicative of the financial position that would have occurred had the purchase been consummated on the date which the consummation of the purchase is assumed to occur.  For purposes of preparing Sterion’s consolidated financial statements, Sterion will establish a new basis for the business’ acquired assets and assumed liability based upon the fair values thereof. A final determination of the required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial information are preliminary and have been made solely for purposes of developing such pro forma combined financial information.  Sterion will undertake a study to determine the fair value of the assets acquired and liabilities assumed and will make appropriate purchase accounting adjustments upon completion of that study. The actual financial position will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information and changes in value and operating results between the dates of the pro forma financial information data and the date on which the purchase is consummated.

STERION INCORPORATED AND SUBSIDIARIES Exhibit (b)(i)
UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
JUNE 30, 2004

			Eliminate		Record revised
	Sterion Incorporated	Burger Time	Historical		Purchase		Transactions
	Historical	Historical	Burger Time		Accounting for		Related to		Pro Forma
	June 30, 2004	June 27, 2004	Balance Sheet		Burger Time		Purchase		Combined

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$603,640	$591,700	$(591,700)	(C)	$4,800	(A)	$(800,000)	(B)	$(191,560)
Accounts receivable, net	1,837,507	17,696	(17,696)	(C)	0		0		1,837,507
Inventories, net	3,338,742	35,679	(35,679)	(C)	42,000	(A)	0		3,380,742
Deferred income taxes	144,000	0	0		0		0		144,000
Other current assets	431,298	16,077	(16,077)	(C)	0		0		431,298
Total Current Assets	6,355,187	661,152	(661,152)		46,800		(800,000)		5,601,987

PROPERTY AND EQUIPMENT, NET	3,748,745	1,515,967	(1,515,967)	(C)	2,818,150		0		6,566,895

OTHER ASSETS
Intangible assets, net	1,195,576	0	0		100,000	(A)	0		1,295,576
Goodwill	428,579	0	0		100,000		0		528,579
Cash surrender value of life insurance, net	12,865	0	0		0		0		12,865
Total of Other Assets	1,637,020	0	0		200,000		0		1,837,020

TOTAL ASSETS	$11,740,952	$2,177,119	$(2,177,119)		$3,064,950		$(800,000)		$14,005,902

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Line of Credit, bank	$1,197,034	$0	$0		$0		$0		$1,197,034
Current portion of long-term debt	313,308	0	0		0		0		313,308
Accounts payable	656,949	185,517	(185,517)	(C)	214,950	(A)	0		871,899
Accrued payroll and related taxes	379,006	41,998	(41,998)	(C)	0		0		379,006
Deferred servicing costs	832,797	0	0		0		0		832,797
Other accrued expenses	163,907	1,139,294	(1,139,294)	(C)	50,000	(A)	0		213,907
Total Current Liabilities	3,543,001	1,366,809	(1,366,809)		264,950		0		3,807,951

LONG-TERM LIABILITIES
Long-term debt, net of current portion	1,857,978	3,275,000	(3,275,000)	(C)	2,800,000	(A)	(800,000)	(B)	3,857,978
Deferred income taxes	44,000	0	0		0		0		44,000
Total Liabilities	5,444,979	4,641,809	(4,641,809)		3,064,950		(800,000)		7,709,929

STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock	17,386	60,000	(60,000)		0		0		17,386
Additional paid in capital	3,482,923	416,119	(416,119)		0		0		3,482,923
Retained earnings	2,977,988	(2,940,809)	2,940,809		0		0		2,977,988
Deferred compensation	(182,324)	0	0		0		0		(182,324)
Total Stockholders’ Equity (deficit)	6,295,973	(2,464,690)	2,464,690		0		0		6,295,973
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$11,740,952	$2,177,119	$(2,177,119)		$3,064,950		$(800,000)		$14,005,902

STERION INCORPORATED AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED JUNE 30, 2004

	Sterion Incorporated	Burger Time
	Historical	Historical	Purchase		Pro Forma
	June 30, 2004	June 27, 2004	Adjustments		Combined

SALES, NET	$7,700,316	$3,699,426	$0		$11,399,742

COST OF GOODS SOLD	4,562,898	2,483,592	0		7,046,490

Gross Profit	3,137,418	1,215,834	0		4,353,252

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,929,361	976,289	154,232	(D)	4,059,882

Income (Loss) from Operations	208,057	239,545	(154,232)		293,370

OTHER INCOME (EXPENSE)
Interest expense	(130,599)	(160,816)	70,078	(D)	(221,337)
Investment income	6,783	0	0		6,783
Net Other Income (Expense)	(123,816)	(160,816)	70,078		(214,554)

Income Before Income Taxes	84,241	78,729	(84,154)		78,816

PROVISION FOR INCOME TAXES	21,250	0	0		21,250

NET INCOME	$62,991	$78,729	$(84,154)		$57,566

NET EARNINGS PER SHARE
Basic	$.04	N/A	N/A		$.03
Diluted	$.03	N/A	N/A		$.03

WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT SHARES
OUTSTANDING
Basic	1,738,557	N/A	N/A		1,738,557
Diluted	1,865,633	N/A	N/A		1,865,633

STERION INCORPORATED AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2003

	Sterion Incorporated	Burger Time
	Historical	Historical	Purchase		Pro Forma
	September 30, 2003	September 28, 2003	Adjustments		Combined

SALES, NET	$9,023,956	$4,783,365	$0		$13,807,321

COST OF GOODS SOLD	5,366,774	3,099,223	0		8,465,997

Gross Profit	3,657,182	1,684,142	0		5,341,324

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,059,831	1,176,059	175,594	(D)	5,411,484

Income (Loss) from Operations	(402,649)	508,083	(175,594)		(70,160)

OTHER INCOME (EXPENSE)
Interest expense	(120,162)	(334,116)	214,116	(D)	(240,162)
Investment income	7,344	0	0		7,344
Gain on sale of certain container assets	550,000	0	0		550,000
Other income	117	0	0		117
Net Other Income (Expense)	437,299	(334,116)	214,116		317,299

Income Before Income Taxes	34,650	173,967	38,522		247,139

PROVISION FOR INCOME TAXES	13,100	0	67,900	(E)	81,000

NET INCOME	$21,550	$173,967	$(29,378)		$166,139

NET EARNINGS PER SHARE
Basic	$.01	N/A	N/A		$.10
Diluted	$.01	N/A	N/A		$.09

WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT SHARES
OUTSTANDING
Basic	1,729,585	N/A	N/A		1,729,585
Diluted	1,818,868	N/A	N/A		1,818,868

Exhibit (b)(ii)

STERION INCORPORATED

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

JUNE 30, 2004

1) DESCRIPTION OF THE TRANSACTION

On July 1, 2004, Sterion Incorporated (the “Company”) completed the purchase, through its newly-created, wholly-owned subsidiary, Burger Time Acquisition Corporation (“BTAC”), a Minnesota corporation, of substantially all of the assets and certain liabilities of Burger Time Corporation (“Burger Time”) relating to Burger Time’s fast food restaurant business operated under the same name.

The purchase was pursuant to a Business Transfer Agreement dated as of July 1, 2004 between BTAC and Burger Time. The purchase price for the assets was $3,014,950.

Of the $3,014,950 (which included a $150,000 fee to the seller’s agent) in purchase price consideration, BTAC paid $714,950 in cash from working capital obtained from the Company and BTAC will pay $2,000,000 through Contracts for Deed on ten parcels of real estate.  BTAC also assumed a lease relating to an eleventh parcel of real estate pursuant to an Assignment of Real Estate Lease effective July 1, 2004.  The remaining $300,000 of consideration for BTAC’s purchase was paid by a Promissory Note dated July 1, 2004.  Under the terms of the Business Transfer Agreement, if the purchase price for the assets is not paid in full by November 12, 2004, the purchase price will increase by $300,000 and BTAC will issue an additional promissory note for $300,000 to Burger Time.  The additional promissory note is for a five-year term with interest only payments due monthly at the rate of 6% per annum and all interest and principal due at maturity.  In connection with the transactions, Burger Time and two of its officers also entered into a Covenant Not to Compete dated July 1, 2004 in favor of BTAC.

The obligations under the Contracts for Deed and Promissory Note(s) are guarantied by Gary C. Copperud, a director of the Company.  Mr. Copperud received no consideration from the Company or BTAC in exchange for his guaranty, which was approved by the Audit Committee of the Board of Directors of the Company.  The obligations under the Contracts for Deed and Promissory Note(s) are also secured by a security interest in all of the assets acquired by BTAC pursuant to a Security Agreement.

Consideration for the purchase was determined through arm’s-length negotiations between the Company and Burger Time.  BTAC intends to use the assets acquired from Burger Time to continue the fast food restaurant business. Sterion believes this acquisition represents a compelling return on an investment business opportunity by creating additional positive cash flow for the Company.  The Company also believes that the property acquired in the transaction is undervalued.

(2) DESCRIPTION OF PRO FORMA ADJUSTMENTS

(A)

The total cash consideration included $500,000 paid to Burger Time at closing plus broker fees ($150,000), environmental fees ($18,150), inventory ($42,000) and cash in tills ($4,800). The accounts payable of $214,950 represents the fees, inventory and cash in tills at closing. The $100,000 in intangible assets represents a covenant not to compete. The $2,800,000 in long-term debt represents the value of the asset purchase agreement between Sterion and Burger Time as of July 1, 2004. The other accrued expense adjustment of $50,000 represents the accrued estimated transaction costs to be incurred as a result of the purchase agreement. These costs are primarily the Company’s legal, accounting and appraisal costs.

Total cash consideration	$714,950
Add: contracts for deed	2,000,000
Add: transaction costs	50,000
Add: promissory note	300,000
Total consideration	$3,064,950

Less: assets acquired**	2,864,950
Less: goodwill	100,000

Intangible assets, net	$100,000

** Total net tangible assets acquired include cash in tills, inventories, and property and equipment.  The allocation to cash, inventories and property and equipment based on fair value is $4,800, $42,000 and $2,818,150, respectively.

(B)

 Cash and debt has been adjusted for the payoff of existing debt.  Cash paid at closing represents $500,000 and the $300,000 was paid in three equal $100,000 installments due the first day of three preceding months after close.

(C)

Adjustments related to assets not acquired and liabilities not assumed as part of the transaction.

(D)

The selling, general and administrative expenses have been adjusted primarily for the effects of depreciation, a change in useful life, to property and equipment purchased resulting in an additional expense of $165,482 for the nine months ended June 27, 2004 and $175,594 for the year ended September 28, 2003.  A benefit of $11,250 was adjusted at June 27, 2004 representing the prorated portion of a services agreement between Sterion Incorporated and Burger Time Corporation.  Interest expense has been adjusted for debt not assumed with the transaction and financing required for the purchase.

(E)

The tax provision is based on historical tax rates of Sterion.